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                                  EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                       1997        1996        1995
                                                                      -------     -------     -------
                FIXED CHARGES:
                Interest expense ................................     $10,881     $ 4,507     $ 2,615
                Implicit interest in rent .......................       1,446         670       1,052
                Amortization of deferred
                financing costs .................................         642         279         138
                                                                      -------     -------     -------
                Total fixed charges .............................      12,969       5,456       3,805

                Earnings before provision for income taxes ......      10,235       8,078       3,393
                Fixed charges ...................................      12,969       5,456       3,805
                                                                      -------     -------     -------
                Earnings, as defined ............................      23,204      13,534       7,198

                Ratio of earnings to fixed charges ..............         1.8x        2.5x        1.9x
                                                                      -------     -------     -------